Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use and incorporation by reference of our reports dated July 30, 2012 on the financial statements of the Arbitrage Fund and the Arbitrage Event-Driven Fund of the Arbitrage Funds Trust included in the Annual Report for the period ended May 31, 2012, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 20 to the Registration Statement (Form N-1A, No. 333-30470) of the Arbitrage Funds Trust.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 28, 2012